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Exhibit 5.1

        [Cooley Godward LLP letterhead]

June 8, 2005

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063

RE:
Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BroadVision, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 23,539,405 shares of common stock of the Company, par value $0.0001 per share (the "Common Stock"), issuable upon conversion of the Company's Senior Subordinated Secured Convertible Notes (the "Notes")(the "Note Shares"), issuable as payment of interest under the original Notes (the "Interest Shares"), and issuable upon the exercise of Warrants to Purchase Common Stock (the "Warrants")(the "Warrant Shares"). The Company's Notes and Warrants were issued pursuant to that certain Securities Purchase Agreement, dated November 10, 2004, by and between the Company and each Investor thereto. The Note Shares, Interest Shares and Warrant Shares may be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Note Shares when issued upon conversion of the Company's Senior Subordinated Secured Convertible Notes, (ii) the Interest Shares when issued as payment of interest under the Notes and (iii) the Warrant Shares when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ CRAIG JACOBY Craig Jacoby

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  Exhibit 5.1